Exhibit 99.1
Contacts:
Stephanie Ascher, Stern Investor Relations, Inc., (212) 362-1200, stephanie@sternir.com
Martina Schwarzkopf, Ph.D., Russo Partners, (212) 845-4292, martina.schwarzkopf@russopartnersllc.com
Tony Russo, Ph.D., Russo Partners, (212) 845-4251, tony.russo@russopartnersllc.com

FOR IMMEDIATE RELEASE:

Endocyte Reports Second Quarter 2013 Financial Results and Provides Business Update

- Company Completes Enrollment in Phase 2b TARGET Trial in Non-Small Cell Lung Cancer Ahead of Schedule –

- Conference Call Today at 4:30 p.m. EDT -

West Lafayette, Ind., Aug 1, 2013 – Endocyte, Inc. (NASDAQ Global Market: ECYT), a biopharmaceutical company and leader in developing targeted small molecule drug conjugates (SMDCs) and companion imaging diagnostics for personalized therapy in cancer and other serious diseases, today announced financial results for the second quarter ending June 30, 2013, and provided a business update.

“We made important progress during the second quarter, completing enrollment in the TARGET trial ahead of schedule, with top-line results now expected in the first quarter of 2014,” said Ron Ellis, Endocyte’s president and chief executive officer. “We also have been strengthening our commercial presence in Europe in anticipation of potential EU approval, which has already significantly increased physician awareness and support of vintafolide and etarfolatide.

“We are also encouraged by the progression of our proprietary pipeline and are preparing several compelling candidates to enter clinical trials in the coming months, including our folate-targeted tubulysin and prostate specific membrane antigen (PSMA)-targeted drug candidates. Our SMDCs also have important applications beyond cancer, and we have demonstrated the ability to target activated macrophage cells in numerous inflammatory indications and are preparing an imaging diagnostic and therapeutic drug candidate for a clinical study in 2014.”

Recent Highlights

•	Completed enrollment of TARGET Phase 2b trial of vintafolide (EC145) in non-small cell lung cancer (NSCLC) patients with all lesions expressing the folate receptor, FR(100%), as determined by the companion imaging diagnostic etarfolatide (EC20)
•	Established commercial capabilities in Europe, including key senior-level appointments, and made preparations ahead of potential conditional approval, with reimbursement evaluations in progress
•	Presented data demonstrating cancer applications for several new lead molecules from the Company’s SMDC technology platform at the 2013 Annual Meeting of the American Association for Cancer Research (AACR)
•	Presented the first clinical data showing the involvement of activated macrophages in osteoarthritis at the OARSI 2013 World Congress on Osteoarthritis, along with etarfolatide’s ability to differentiate inflammatory from non-inflammatory disease states in osteoarthritis patients

Second Quarter 2013 Financial Results

Endocyte reported a net loss of $8.2 million, or $0.23 per basic and diluted share for the second quarter of 2013, compared to a net loss of $5.4 million, or $0.15 per basic and diluted share, for the same period in 2012.

Revenue was $16.5 million for the second quarter of 2013 associated with the collaboration with Merck. Of this revenue, $13.4 million related to the amortization of the upfront license payment, milestones and reimbursable expenditures occurring prior to the second quarter of 2013. The remaining $3.1 million of revenue related to amortization of reimbursable expenditures incurred during the second quarter of 2013. The amortization for the upfront license fee, ongoing research and development services, and general and administrative expenses relating to patent expense for vintafolide is recognized as revenue ratably over a performance period that began at the closing date of the agreement, April 27, 2012, and is expected to conclude at the end of 2014.

Research and development expenses were $18.6 million for the second quarter of 2013, compared to $8.8 million for the same period in 2012. The increase was driven by PROCEED trial costs, including the purchase of DOXIL® satisfying supply through 2013, costs associated with accelerated patient enrollment in the TARGET trial, as well as development costs related to the expansion and advancement of the preclinical pipeline and compensation expense. Merck funds manufacturing costs for vintafolide, along with a portion of the PROCEED trial and all of the TARGET trial costs under the companies’ collaboration agreement. Adjusted research and development expenses were $12.0 million for the second quarter of 2013, net of the $6.6 million current period expenses reimbursable by Merck referred to above.

General and administrative expenses were $6.2 million for the second quarter of 2013, compared to $3.2 million for the same period in 2012. The increase in expenses was attributable to establishing commercial capabilities and an increase in compensation expenses. Merck funds all patent expenses for vintafolide under the companies’ collaboration agreement. Adjusted general and administrative expenses were $5.8 million for the second quarter of 2013, net of the $0.4 million current period expenses reimbursable by Merck referred to above.

Interest expense was $0 million in the second quarter of 2013 compared to $0.3 million in the same period in 2012. The company retired its credit facility in the second quarter of 2012, and the average debt balance was $10.8 million in the second quarter of 2012.

Cash, cash equivalents and investments were $169.8 million at June 30, 2013, compared to $185.9 million at March 31, 2013, and $201.4 million at Dec. 31, 2012. The decrease compared to prior periods was attributable to the cash disbursements for operations. Net cash outflow from operations for the second quarter of 2013 was $16.1 million compared to $15.5 million in the first quarter of 2013 and $12.8 million in the second quarter of 2012.

Financial Guidance

Endocyte confirmed prior guidance, expecting that its cash, cash equivalents and investments will be between $145.0 - $160.0 million at Dec. 31, 2013.

Upcoming Expected Milestones

•	Receive European Medicines Agency (EMA) decision on pending marketing authorization applications for vintafolide and etarfolatide in the fourth quarter of 2013
•	File investigational new drug application (IND) and initiate clinical trial for folate-targeted tubulysin therapeutic in the third quarter of 2013

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•	Under collaboration with Merck, initiate randomized trial for vintafolide in folate receptor (FR)-positive triple negative breast cancer in the fourth quarter of 2013
•	File IND and initiate clinical trial for PSMA-targeted tubulysin therapeutic and companion imaging agent in early 2014
•	Report top-line data from the Phase 2b TARGET trial in NSCLC in the first quarter of 2014
•	Complete enrollment of 250 FR-positive patients, FR(100%), in the Phase 3 PROCEED trial and provide update on independent data safety monitoring board (DSMB) decision for potential expansion of enrollment in the first half of 2014
•	File IND and initiate clinical trial for folate inflammation therapeutic and companion imaging drug candidates in the second half of 2014

Conference Call

Endocyte management will host a conference call today at 4:30 p.m. EDT.

U.S. and Canadian participants:	(877) 845-0711
International:	(760) 298-5081

A live, listen-only webcast of the conference call may also be accessed by visiting the Investor Relations section of the Endocyte website, www.endocyte.com.

A replay of the call will be available beginning at 7:30 p.m. EDT on Aug. 1, until midnight EDT on Aug. 7, 2013. To access the replay, please dial (855) 859-2056 (U.S./Canada) or (404) 537-3406 (International) and reference the conference ID 16506274. Additionally, the webcast will be recorded and available on the company's website for two weeks following the call.

Note on Non-GAAP Financial Measure

As used in this press release, the term “adjusted research and development expenses” is a financial measure that is not expressly recognized by accounting principles generally accepted in the United States, or GAAP. Adjusted research and development expenses are net of the amounts reimbursable during a period by Merck pursuant to the collaboration agreement for vintafolide which for U.S. GAAP purposes are ultimately recorded as revenue. Endocyte provides adjusted research and development expense to enhance comparability with prior periods and uses it as a basis for guidance regarding future operations. A reconciliation of this non-GAAP measure to research and development expenses computed in accordance with GAAP is included in the financial tables below.

About Endocyte

Endocyte is a biopharmaceutical company and leader developing targeted therapies for the treatment of cancer and other serious diseases. Endocyte uses its proprietary technology to create novel SMDCs and companion imaging diagnostics for personalized targeted therapies. The company’s SMDCs actively target receptors that are over-expressed on diseased cells, relative to healthy cells. This targeted approach is designed to enable the treatment of patients with highly active drugs at greater doses, delivered more frequently and over longer periods of time than would be possible with the untargeted drug alone. The companion imaging diagnostics are designed to identify patients whose disease over-expresses the target of the therapy and who are therefore more likely to benefit from treatment. For additional information, please visit Endocyte’s website at www.endocyte.com.

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Forward Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the potential regulatory approval and commercial launch of products, the success of the Merck collaboration, the initiation of future clinical trials, the enrollment period for and availability of data from ongoing and future clinical trials, and the company's timeline for seeking regulatory approval to initiate clinical trials for new compounds. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that the company may experience delays in the completion of its clinical trials (whether caused by competition, adverse events, patient enrollment rates, unavailability of DOXIL or CAELYX, regulatory issues or other factors); risks that data from its clinical trials may not be indicative of subsequent clinical trial results; risks related to the safety and efficacy of the company’s product candidates; the goals of its development activities; estimates of the potential markets for its product candidates; estimates of the capacity of manufacturing and other facilities required to support its product candidates; projected cash needs; and expected financial results. More information about the risks and uncertainties faced by Endocyte, Inc. is contained in the company’s periodic reports filed with the Securities and Exchange Commission. Endocyte, Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Endocyte, Inc.

Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2013	2012	2013

Collaboration revenue	$7,813	$16,483	$7,813	$30,997
Costs and expenses:
Research and development	8,806	18,607	15,223	30,866
General and administrative	3,195	6,211	6,289	12,467
Total costs and expenses	12,001	24,818	21,512	43,333
Loss from operations	(4,188)	(8,335)	(13,699)	(12,336)

Interest income	28	126	41	266
Interest expense	(280)	–	(627)	(1)
Other expense, net	(994)	(18)	(919)	(18)
Net loss	$(5,434)	$(8,227)	$(15,204)	$(12,089)

Net loss per share – basic and diluted	$(0.15)	$(0.23)	$(0.42)	$(0.34)

Comprehensive loss	$(5,481)	$(8,348)	$(15,247)	$(12,249)

Weighted average number of common shares used in net loss per share – basic and diluted	35,843,212	35,991,402	35,820,871	35,961,002

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Endocyte, Inc.

Balance Sheets

(in thousands)

	As of December 31,	As of June 30,
	2012	2013
		(unaudited)
Assets
Cash, cash equivalents and investments	$201,378	$169,810
Other assets	12,701	16,393
Total assets	$214,079	$186,203

Liabilities and stockholders’ equity
Current liabilities	$10,478	$11,442
Deferred revenue, current portion	51,993	56,280
Deferred revenue, net of current portion	51,993	28,140
Other liabilities, net of current portion	42	44
Total stockholders’ equity	99,573	90,297
Total liabilities and stockholders’ equity	$214,079	$186,203

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Endocyte, Inc.

Reconciliation of Adjusted Research and Development Expenses and General and Administrative Expenses

(in thousands, unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2013	2012	2013
Research and development expenses	$8,806	$18,607	$15,223	$30,866
Amounts reimbursable by Merck	(2,818)	(6,635)	(3,143)	(10,910)
Adjusted research and development expenses	$5,988	$11,972	$12,080	$19,956

General and administrative	$3,195	$6,211	$6,289	$12,467
Amounts reimbursable by Merck	–	(386)	–	(520)
Adjusted general and administrative expenses	$3,195	$5,825	$6,289	$11,947

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